EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015, except for Note 23, as to which the date is October 7, 2016, relating to the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries included in the Annual Report on Form 10‑K for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
May 24, 2017